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                                                                    EXHIBIT 1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT



         This First Amendment to Rights Agreement (this "AMENDMENT"), dated as of May 18, 1999, is entered into between LONG BEACH FINANCIAL CORPORATION, a Delaware corporation (the "COMPANY") and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "RIGHTS AGENT").

                                 R E C I T A L S

         A. The Company and the Rights Agent entered into that certain Rights Agreement, dated as of November 10, 1997 (the "RIGHTS AGREEMENT").

         B. Pursuant to Section 27 of the Rights Agreement, the Company may, prior to the Distribution Date (as defined in the Rights Agreement) and in its sole and absolute discretion, amend any portion of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock.

         C. The Rights Agent is required under Section 27 of the Rights Agreement to execute any such amendment upon delivery of a certificate from an appropriate officer of the Company stating that the proposed amendment is in compliance with Section 27 of the Rights Agreement.

         D. Pursuant to resolutions duly adopted on May 18, 1999, the Board of Directors of the Company has determined that this Amendment is in the best interests of the Company and its stockholders and has directed the officers of the Company to execute this Amendment and deliver it to the Rights Agent.

         NOW, THEREFORE, in consideration of the foregoing, the Company and the Rights Agent hereby amend the Rights Agreement as follows, this Amendment to be effective upon execution by the Rights Agent.

                                A M E N D M E N T

         1. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement, as amended hereby.

         2. Section 11(a)(ii) is deleted in its entirety and replaced with the following:

         "(ii) Subject to Section 23(a) and Section 24, in the event any Person (other than an Exempt Person), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing the 15% threshold to be crossed is a transaction set forth in Section 13(a), or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by the Board of Directors of the

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Company acting by Special Vote and by at least a majority of the Continuing
Directors who are not officers of the Company, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders of the Company (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, then, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such occurrence, shall thereafter be referred to as the "PURCHASE PRICE" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)) per share of Common Stock on the date of such occurrence (such number of shares is herein called the "ADJUSTMENT SHARES"); provided that the Purchase Price and the number of Adjustment Shares shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of such occurrence; and provided, further, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of
Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii)."

         3. The Rights Agreement, as modified and amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements, written or oral, between the parties with respect to the subject matter hereof.

         4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

         5. Except as specifically modified by this Amendment, all provisions of the Rights Agreement shall remain in full force and effect.

         6. In the event of any inconsistency between the provisions of this Amendment and any provision in the Rights Agreement, the terms and provisions of this Amendment shall govern.

         7. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date and year first written above.


                                       LONG BEACH FINANCIAL CORPORATION

                                       By:      /s/ James J. Sullivan
                                                --------------------------------
                                       Name:    James J. Sullivan
                                       Title:   Senior Vice President,
                                                General Counsel & Secretary


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY

                                       By:      /s/ Herbert J. Lemmer
                                                -------------------------------
                                       Name:    Herbert J. Lemmer
                                       Title:   Vice President


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